INVESTOR RELATIONS AGREEMENT

This Investor Relations Agreement is made this the 25th day of March 2009, between Chesapeake Group, Inc.  (hereinafter referred to as "Consultant"), and Tianyin Pharmaceutical Inc. (hereinafter referred to as "Corporation" and together with Consultant, the "Parties"):

Recitals:

WHEREAS, the Corporation desires to engage the services of the Consultant to perform the Corporation's consulting services regarding all phases of the Corporation's "Investor Relations," including broker/dealer relations as such may pertain to the operation of the Corporation's business.

WHEREAS, Consultant, through its principals, agents and employees, has certain expertise in the financial public relations activities, which involve corporate relations and relationships with various financial service industry professionals, including, but not limited to broker/dealers involved in the regulated securities industry, of the nature and type contemplated by the Corporation.

NOW, THEREFORE, in consideration of the premise and the mutual promises and covenants contained herein and subject specifically to the conditions hereof, and intending to be legally bound thereby, the parties agree as follows:

1.           Appointment of Consultant

The Corporation hereby appoints Consultant, and Consultant agrees to represent the Corporation as a non-exclusive consultant to assist the Corporation as herein described and Consultant shall have the right during the term of this agreement to represent to the public that it is a consultant to the Corporation.

2.           Term

The term of this Agreement shall be for six (6) months commencing on April 6, 2009 renewable by the Corporation in three (3) month periods for a total of twelve (12) months.

3.           Services Provided by Consultant

(a)           Consultant will provide consulting services in connection with the Corporation's "investor relations" dealings with FINRA broker/dealers and the investing public. (At no time will the Consultant provide services which would require Consultant to be registered and licensed with any federal or state regulatory body or self-regulating agency.) During the term of this Agreement, Consultant will provide those services customarily provided by an investor relations firm to a Corporation, including but not limited to the following:

(1)	Aiding the Corporation in developing a marketing plan directed at informing the investing public (including institutional investors) as to the business of the Corporation;

(2)	Providing the Corporation with and in-depth marketing and advertising program

(3)	Aiding and advising the Corporation in establishing a means of securing nationwide interest in the Corporation's securities;

(4)	Providing the Corporation with coaching for conference calls and road shows and arrange for broker/dealer presentations for investors at Consultant's expense;

(3)	Helping the Corporation with Industry Research;

(f6	Aiding and consulting the Corporation in the preparation and dissemination of press releases and news announcements; and

(7)
Aiding and consulting the Corporation in the preparation and dissemination of all "due diligence" packages requested by and furnished to FINRA registered broker/dealers, the investing public, and/or other institutional and/or fund mangers requesting such information from the Corporation.

(b)           The Consultant is an independent contractor and shall have no authority to bind the Corporation or incur other obligations on behalf of the Corporation.

(c)           The Consultant agrees that it will only communicate regarding the Corporation to licensed brokerage professionals and will not engage in any solicitation of the public with regard to the Corporation or its securities.  Notwithstanding the foregoing, the Consultant may provide pre-approved information regarding the Crporation (i) in response to unsolicited inquiries by the Corporation’s shareholders; (ii) to valid trade and industry publications, newspapers and periodicals; and (iii) may otherwise engage in communications which are normal and customary for an investor relations firm and which do not involve solicitation of investors in connection with its role as an investor relations firm for the Corporation.  The Consultant further agrees that it will only disclose information regarding the Corporation that was specifically provided to it by the Corporation for dissemination and will keep confidential any information marked as such by the Corporation.  The Consultant agrees that it will not make any undisclosed payments to brokers or others and will generally act within the letter and the spirit of U.S. securities laws, rules and regulations at all times.

(d)           Neither the Consultant nor any of its principals is subject to any sanction or restriction imposed by the SEC, FINRA, any state securities commission or department, or any other regulatory or governmental body or agency, which would prohibit, limit or curtail the Consultant’s execution of this Agreement or the performance of its obligation hereunder.

4.     Compensation

In consideration for the services provided by Consultant to the Corporation, the Corporation will provide $7500 per month cash consideration and 45,000 restricted shares, vesting 15,000 shares on execution and the balance of 7500 per month as compensation to Consultant.  This stock shall have "piggyback" registration rights and will be included in a registration statement in a timely manner and the Corporation will pay all legal costs for registration of the shares, and any future registration statements.

5.           Confidentiality

In the course of the performance of this Agreement it is expected that specific sensitive information concerning the operations of the Corporation, its business, and/or affiliate companies shall come to the attention and knowledge of Consultant.  In such event, Consultant will not divulge, discuss, or otherwise reveal such information to any third parties, except third parties employed by or consulting with the Consultant in connection with and with respect to the services being rendered to the Corporation under this Agreement.  All employees and consultants of the Consultant shall be bound by the terms and conditions of this Agreement.  It shall be the sole responsibility of the Consultant to monitor the activity of his employees and consultants to ensure that the confidentiality terms of this agreement are met.  The foregoing notwithstanding, Consultant may disclose Confidential Information to the extent required by law or regulation, including but not limited to court orders, subpoenas, civil investigative demands and interrogatories.

6.           Representation of Corporation

The Corporation, upon entering into this Agreement, hereby warrants and guarantees to the Consultant that to the best knowledge of the Officers and Directors of the Corporation, all statements, either written or oral, made by the Corporation to the Consultant are true and accurate, and contain no material misstatements, or omission fact. Consultant acknowledges that estimates and projections of performance made by the Corporation are based upon the best information available to the Corporation and its officers at the time of said estimates and projections. The Corporation acknowledges that the information it delivers to the Consultant will be used by the Consultant in preparing materials regarding the Corporation’s business, including but not necessarily limited to, its financial condition, for dissemination to the public. Therefore, in accordance with Section 7, the Corporation shall hold the Consultant harmless from any and all errors, omissions, misstatements, except those made in a negligent or intentionally misleading manner in connection with all information furnished by the Corporation to Consultant.

7.           Limited Liability

With regard to the services to be performed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not be liable to the Corporation, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant, except when said acts or omissions of the Consultant are due to its own misconduct or negligence.

8.           Other Engagements

The Corporation acknowledges that Consultant is and will be acting as a consultant to other business enterprises seeking investor relations and/or other services normally provided by Consultant and agrees that Consultant's provision of services to such enterprises shall not constitute a breach hereof or of any duty owed to the Corporation by virtue of this Agreement.

9.           Termination

Either party upon the giving of not less than thirty (30) days written notice may terminate this Agreement, delivered to the other party at such address or addresses as set forth herein.  The thirty (30) day termination period shall not begin until the other party has received or is deemed to have received the notice of termination.

10.           Notices

Any notice or other communication pursuant hereto shall be given to a party at its address set forth below by (i) personal delivery, (ii) commercial overnight courier with written verification of receipt, or (iii) registered or certified mail.  If so mailed or delivered, a notice shall be deemed given on the earlier of the date of actual receipt or three (3) days after the date of authorized delivery.

If to the Consultant:	Kevin Holmes Chesapeake Group 40 West Chesapeake Avenue, Suite 300 Towson, MD 21204

If to the Corporation:	11th Floor, South Tower, Jinjiang Times Garden, 107 Jin Li Road West, Chengdu, P.R. China 610072

11.           Attorney's Fees

In the event any litigation or controversy arises out of or in connection with this Agreement between the Parties hereto, the prevailing party in such litigation, arbitration or controversy, shall be entitled to recover from the other party or parties, all reasonable attorney's fees expenses and suit costs, including those associated within the appellate or post-judgment collections proceedings.

12.           Arbitration

Any dispute arising under or in any way related to this Agreement shall be submitted to binding arbitration by the American Arbitration Association in accordance with the Association's commercial rules then in effect.  The arbitration shall be conducted in Rockville, Maryland.  The arbitration shall be binding on the parties and the arbitration award may be confirmed by any court of competent jurisdiction.

13.           Governing Law

This Agreement shall be construed under and in accordance with the laws of the State of New York. All parties hereby consent to the state of New York as the proper jurisdiction for any such proceeding if applicable.

14.           Parties Bound

This Agreement shall be binding on and inure to the benefit of the contracting parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns when permitted by this Agreement.

15.           Legal Construction

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, the validity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been in it.

16.           Entire Agreement

This agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof.  This Agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties..

17.           Multiple Copies or Counterparts of Agreement

This agreement may be executed in counterparts, each one of which shall constitute an original and all of which taken together shall constitute one document. The Corporation shall confirm that the foregoing is in accordance with its understanding by signing and returning to Consultant the enclosed copy of this agreement, which shall become a binding agreement upon Consultant's receipt. Further, this Agreement may be signed by the parties and copies hereto delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original Copies for all purposes if original copies of the parties' signatures are not delivered.

18.           Liability for Expenses

All fees and costs incurred in relation to the services provided by the Consultant pursuant to this Agreement shall be the responsibility of the Consultant, except those fees and costs previously approved in writing by an Officer of the Corporation.

19.           Headings

Headings used throughout this Agreement are for reference and convenience and in no way define by presentation, limit or describe the scope or intent of this Agreement.

IN WITNESS WHEREOF, the Parties have set their hands and seal as of the date written above.

Chesapeake Group Inc.

BY: _______________________
Kevin Holmes,
President/CEO

Tianyin Pharmaceutical Co, Inc.

BY: _______________________
Guoqing Jiang
Chairman/CEO